July 29, 2026

Hayward Holdings Reports Second Quarter Fiscal Year 2026 Financial Results and Confirms 2026 Guidance

SECOND QUARTER FISCAL 2026 SUMMARY
•Net Sales increased 6% year-over-year to $318.4 million
•Net Income increased 2% year-over-year to $45.6 million
•Adjusted EBITDA* increased 5% year-over-year to $92.7 million
•Diluted earnings per share (EPS) increased 5% year-over-year to $0.21
•Adjusted diluted EPS* increased 8% year-over-year to $0.26

CHARLOTTE, N.C. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (NYSE: HAYW) (“Hayward,” the “Company,” “we,” “us,” or “our”), a leading global specialty water management company focused on designing and manufacturing pool and outdoor living technology and industrial flow control products, today announced financial results for the second quarter of fiscal year 2026, ended June 27, 2026. Comparisons are to financial results for the prior-year second fiscal quarter.
CEO COMMENTS
“Hayward delivered a strong second quarter and first half of 2026, reflecting continued disciplined execution and the resilience of our installed base aftermarket business model,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “Net sales increased 6% year-over-year in the quarter and 9% through the first half, driven by strong price realization and stable volume performance. Solid cash flow generation enabled us to reduce net leverage to 1.5x, the lowest level since the Company’s initial public offering (“IPO”) in 2021, while returning capital to stockholders through share repurchases. During the quarter, we completed a successful debt refinancing to extend maturities, reduce our cost of capital, and further enhance our financial flexibility. With balanced channel inventory levels and increasing traction with our share gain initiatives, we are maintaining our full year guidance. We remain confident in our ability to execute our strategic growth plans, deliver profitable growth, and create long-term stockholder value.”
SECOND QUARTER FISCAL 2026 CONSOLIDATED RESULTS
Net sales increased by 6% to $318.4 million for the second quarter of fiscal 2026. The increase in net sales during the quarter was driven by positive net price to offset inflation and tariffs and the favorable impact from foreign currency translation.
Gross profit increased by 5% to $155.1 million for the second quarter of fiscal 2026. Gross profit margin decreased by 50 basis points to 48.7% primarily due to an increase in cost of sales driven by tariffs and inflation, partially offset by positive net price.
Selling, general, and administrative expense (“SG&A”) increased by 4% to $64.3 million for the second quarter of fiscal 2026. The increase in SG&A was mainly attributable to higher incentive compensation. As a percentage of net sales, SG&A decreased to 20.2% for the second quarter of fiscal 2026 as compared to 20.5% in the prior-year period, a decrease of 30 basis points, as the growth in net sales exceeded the growth in SG&A.
Research, development, and engineering expense (“RD&E”) increased by 25% to $7.7 million for the second quarter of fiscal 2026. RD&E spend continues to be focused on new product development and new product performance improvements. As a percentage of net sales, RD&E increased to 2.4% for the second quarter of fiscal 2026 as compared to 2.0% in the prior-year period, an increase of 40 basis points.
Operating income increased by 6% to $76.0 million for the second quarter of fiscal 2026, due to the aggregated effects of the items described above. Operating income as a percentage of net sales was 23.9% for the second quarter of fiscal 2026, a 10 basis point increase compared to 23.8% in the prior-year period.
Interest expense, net, increased by 24% to $17.0 million for the second quarter of fiscal 2026, primarily due to $5.2 million of debt financing costs from the entry into the Amended and Restated First Lien Credit Agreement on June 23, 2026, partially offset by higher interest income on cash deposits and lower net interest expense on bank debt.

Net income increased by 2% to $45.6 million for the second quarter of fiscal 2026. Net income margin decreased by 70 basis points to 14.3%. Adjusted net income* increased by 11% to $57.8 million for the second quarter of fiscal 2026. Adjusted net income margin* increased by 70 basis points to 18.1%.
Adjusted EBITDA* increased by 5% to $92.7 million for the second quarter of fiscal 2026 compared to $88.2 million in the prior-year period. Adjusted EBITDA margin* decreased by 40 basis points to 29.1%.
Diluted EPS increased by 5% to $0.21 for the second quarter of fiscal 2026. Adjusted diluted EPS* increased by 8% to $0.26 for the second quarter of fiscal 2026.
SECOND QUARTER FISCAL 2026 SEGMENT RESULTS
North America (“NAM”)
Net sales increased by 9% to $277.7 million for the second quarter of fiscal 2026. The increase was driven by positive net price to offset inflation and tariffs and an increase in volume.
Segment income increased by 8% to $90.2 million for the second quarter of fiscal 2026. Adjusted segment income* increased by 9% to $97.1 million.
Europe & Rest of World (“E&RW”)
Net sales decreased by 8% to $40.7 million for the second quarter of fiscal 2026. The decrease was primarily due to a decline in volume, partially offset by the favorable impact of foreign currency translation and positive net price. The decrease in volume was driven by the impact of geopolitical conflicts in the Middle East.
Segment income decreased by 13% to $6.6 million for the second quarter of fiscal 2026. Adjusted segment income* decreased by 8% to $7.4 million.
BALANCE SHEET AND CASH FLOW
As of June 27, 2026, Hayward had cash and cash equivalents of $304.1 million, short-term investments of $179.3 million and $425.6 million available for future borrowings under its revolving credit facilities. Net cash provided by operating activities for the six months ended June 27, 2026 decreased by $16.8 million from the six months ended June 28, 2025. The decrease in net cash provided by operating activities was primarily driven by higher incremental payments for accrued expenses, mainly customer rebates and incentive plans, partially offset by an increase in net income.
OUTLOOK
Hayward is reaffirming its full year 2026 guidance reflecting continued sales and earnings growth driven by solid execution across the organization, positive price realization and continued technology adoption. For Fiscal Year 2026, Hayward continues to expect net sales to increase approximately 5% from Fiscal Year 2025 and adjusted diluted earnings per share* of $0.84 to $0.87, an increase of approximately 9% to 13% from Fiscal Year 2025.
Hayward is excited about the long-term dynamics of the pool industry. The installed base of pools increases every year, providing continued growth opportunities, and the Company benefits from favorable secular demand trends in outdoor living, sunbelt migration, and technology adoption. Hayward continues to leverage its competitive advantages and drive increasing adoption of its leading SmartPad™ pool equipment products both in new construction and the aftermarket, which represents approximately 85% of North America residential pool net sales. Hayward is confident in its long-term outlook for profitable growth and robust cash flow generation, driven by its technology leadership, operational excellence, strong brand and installed base, and multi-channel capabilities.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, July 29, 2026 at 9:00 a.m. (ET).
Interested investors and other parties can listen to a webcast of the live conference call by logging on to the Investor Relations section of the Company’s website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the Company’s website prior to the conference call.
The conference call can also be accessed by dialing (877) 423-9813 or (201) 689-8573.
For those unable to listen to the live conference call, a replay will be available approximately three hours after the call through the archived webcast on the Hayward website or by dialing (844) 512-2921 or (412) 317-6671. The access code for the replay is 13761599. The replay will be available until 11:59 p.m. Eastern Time on August 12, 2026.

ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global specialty water management company focused on designing and manufacturing pool and outdoor living technology and industrial flow control products. Driven by a mission to transform the experience of water, Hayward offers a comprehensive portfolio of energy‑efficient and sustainable pool equipment—including pumps, heaters, sanitizers, filters, LED lighting, water features, and cleaners—integrated through its intuitive, IoT‑enabled SmartPad™ platform. The Company also provides industrial thermoplastic valves and process control products serving a wide range of applications.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This earnings release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) and rules and regulations of the Securities and Exchange Commission (“SEC”). Forward-looking statements include, without limitation, statements regarding our plans, strategies, objectives, expectations, intentions, outlook, expenditures, guidance, targets, and assumptions, as well as other statements that are not historical facts. Forward-looking statements are based on management’s current beliefs, assumptions, expectations, and information available at the time the statements are made. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These statements are made in reliance upon the safe harbor provisions of the Act. However, forward-looking statements are subject to risks, uncertainties, and other factors, many of which are beyond our control, that could cause actual results to differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update, revise, or correct any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable federal securities laws. Forward-looking statements should be read in conjunction with the risk factors and other cautionary statements, including those described under the heading "Risk Factors" in our most recent Annual Report on Form 10-K and other filings with the SEC.
Important factors that could cause actual results to differ materially include, but are not limited to, the following:
•our business depends on the performance of distributors, builders, buying groups, retailers and servicers;
•the demand for our products may be adversely affected by unfavorable economic and business conditions;
•we operate in markets with high levels of competition;
•our future success depends on developing, manufacturing and attaining market adoption of new products and maintaining product quality and reliability;
•our ability to keep pace with rapidly evolving technological developments and standards, including artificial intelligence, and effectively develop and deploy such technologies;
•our results of operations and cash flows may fluctuate from quarter to quarter;
•a loss of, or material cancellation, reduction or delay in purchases by one or more of our largest customers;
•our exposure to credit risk on our accounts receivable;
•risks arising from our international business operations;
•past growth may not be indicative of future growth;
•our inability to identify, finance and complete suitable acquisitions;
•negative impacts of litigation and other claims;
•future impairment of our goodwill and intangible assets;
•exchange rate fluctuations, cost increases and other inflation, changes in our effective tax rate or exposure to additional income tax liabilities;
•our ability to attract, develop and retain highly qualified personnel, including key members of management;
•disruptions in the financial markets;
•significant disruption or breach of our technology infrastructure or that of our vendors or third parties, or failure to maintain the security of confidential information;
•difficulties in operating or implementing the new ERP system or human resources information system;
•misuse of our technology-enabled products;
•failure to maintain an effective system of internal controls;
•dependence on key suppliers, including single-source suppliers and sole-source suppliers;
•ability to manage product inventory in an effective and efficient manner;
•product manufacturing disruptions, including as a result of catastrophic or other events beyond our control;
•tariffs and other trade restrictions and the cost of raw materials;
•compliance with, and potential liabilities under, employment, environmental, health, transportation, safety and other governmental laws and regulations;
•risks related to our handling of personal information;
•our employees, commercial partners and vendors may engage in misconduct or other improper activities;
•violations of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and other anti-corruption laws;
•our failure to comply with international trade compliance regulations, and changes in U.S. government sanctions;

•changes in laws, regulations, government policies or regulatory interpretations;
•climate change and legal or regulatory responses thereto, and increasing scrutiny from stakeholders on environmental, social and other sustainability matters;
•our ability to obtain, maintain and enforce our intellectual property and proprietary rights;
•protection of our trademarks or trade names;
•our reliance on access to intellectual property owned by third parties;
•claims that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets or other proprietary information or claims asserting ownership of intellectual property that we regard as our own;
•our ability to enforce our intellectual property rights in all jurisdictions;
•other risks related to our indebtedness, corporate structure and ownership of our common stock; and
•other factors described in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2025.
Many of these factors are beyond our control. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual results, performance, or achievements may differ materially from those expressed or implied by forward-looking statements in this earnings release. The forward-looking statements included in this earnings release speak only as of the date of this release.
*NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”), including adjusted net income, adjusted net income margin, adjusted basic EPS, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted segment income and adjusted segment income margin. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Hayward believes these non-GAAP measures provide analysts, investors and other interested parties with additional insight into the underlying trends of its business and assist these parties in analyzing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Management uses these non-GAAP measures to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short and long-term operating planning, employee incentive compensation, and debt compliance. These measures should not be considered in isolation or as an alternative to net income, segment income or other measures of profitability, performance or financial condition under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.

Reconciliation of full fiscal year 2026 adjusted diluted earnings per share outlook to diluted earnings per share is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. The outlook for adjusted diluted earnings per share for full year 2026 is calculated in a manner consistent with the historical presentation of these measures, as shown in the appendix.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	June 27, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$304,117	$329,648
Short-term investments	179,263	69,462
Accounts receivable, net of allowances of $1,579 and $1,931, respectively	158,523	280,161
Inventories, net	234,742	210,739
Prepaid expenses	19,462	19,500
Income tax receivable	—	656
Other current assets	36,682	41,080
Total current assets	932,789	951,246
Property, plant, and equipment, net of accumulated depreciation of $135,034 and $125,807, respectively	170,498	164,560
Goodwill	948,166	951,197
Trademark	736,000	736,000
Customer relationships, net	167,531	178,126
Other intangibles, net	82,884	88,899
Other non-current assets	79,939	80,956
Total assets	$3,117,807	$3,150,984
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$10,811	$13,261
Accounts payable	92,216	77,007
Accrued expenses and other liabilities	170,727	224,222
Income taxes payable	6,590	8,754
Total current liabilities	280,344	323,244
Long-term debt, net	945,613	943,547
Deferred tax liabilities, net	227,206	227,449
Other non-current liabilities	62,607	63,736
Total liabilities	1,515,770	1,557,976
Stockholders’ equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of June 27, 2026 and December 31, 2025	—	—
Common stock $0.001 par value, 750,000,000 authorized; 247,388,625 issued and 214,050,440 outstanding at June 27, 2026; 246,272,783 issued and 217,356,414 outstanding at December 31, 2025	248	247
Additional paid-in capital	1,118,836	1,109,522
Common stock in treasury; 33,338,185 and 28,916,369 at June 27, 2026 and December 31, 2025, respectively	(429,218)	(363,182)
Retained earnings	920,110	851,134
Accumulated other comprehensive loss	(7,939)	(4,713)
Total stockholders’ equity	1,602,037	1,593,008
Total liabilities and stockholders’ equity	$3,117,807	$3,150,984

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Net sales	$318,378	$299,603	$573,594	$528,444
Cost of sales	163,327	152,149	299,842	275,737
Gross profit	155,051	147,454	273,752	252,707
Selling, general and administrative expense	64,271	61,508	126,857	118,503
Research, development and engineering expense	7,672	6,128	14,428	12,114
Acquisition and restructuring related expense	748	1,565	1,253	3,491
Amortization of intangible assets	6,361	6,870	12,727	13,705
Operating income	75,999	71,383	118,487	104,894
Interest expense, net	16,981	13,650	28,488	27,301
Loss on debt extinguishment	1,836	—	2,037	—
Other income, net	(2,079)	(1,706)	(1,413)	(527)
Total other expense	16,738	11,944	29,112	26,774
Income from operations before income taxes	59,261	59,439	89,375	78,120
Provision for income taxes	13,644	14,640	20,399	18,988
Net income	$45,617	$44,799	$68,976	$59,132

Earnings per share
Basic	$0.21	$0.21	$0.32	$0.27
Diluted	$0.21	$0.20	$0.31	$0.27

Weighted average common shares outstanding
Basic	216,352,470	216,382,177	216,844,828	216,175,618
Diluted	220,806,675	221,834,188	221,606,626	221,856,056

Hayward Holdings, Inc. Unaudited Condensed Consolidated Statements of Cash Flows (Dollars in thousands)	Six Months Ended
	June 27, 2026	June 28, 2025
Cash flows from operating activities
Net income	$68,976	$59,132
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	11,862	11,517
Amortization of intangible assets	16,428	17,166
Amortization of deferred debt issuance fees	1,714	1,880
Stock-based compensation	7,595	6,317
Deferred income taxes (benefit)	(937)	(3,008)
Allowance for credit losses	(318)	2
Loss on debt extinguishment	1,836	—
Loss on sale/disposal of property, plant and equipment	972	206
Other non-cash items	(1,092)	—
Changes in operating assets and liabilities
Accounts receivable	120,142	114,267
Inventories	(25,232)	(6,098)
Other current and non-current assets	7,328	6,176
Accounts payable	15,333	(8,321)
Accrued expenses and other liabilities	(53,044)	(10,874)
Net cash provided by operating activities	171,563	188,362

Cash flows from investing activities
Purchases of property, plant, and equipment	(17,438)	(12,423)
Software development costs	(449)	(1,159)
Purchases of short-term investments	(188,835)	—
Proceeds from short-term investments	80,000	—
Net cash used in investing activities	(126,722)	(13,582)

Cash flows from financing activities
Proceeds from issuance of long-term debt	354,603	—
Payments of long-term debt	(353,092)	(3,831)
Payments of short-term notes payable	—	(2,169)
Debt issuance costs	(5,635)	(1,143)
Purchase of common stock	(64,316)	—
Proceeds from issuance of common stock	1,720	1,100
Taxes paid for net share settlement of equity awards	(1,720)	(1,073)
Other, net	(1,083)	(936)
Net cash used in financing activities	(69,523)	(8,052)

Effect of exchange rate changes on cash and cash equivalents	(849)	1,734
Change in cash and cash equivalents	(25,531)	168,462
Cash and cash equivalents, beginning of period	329,648	196,589
Cash and cash equivalents, end of period	$304,117	$365,051

Supplemental disclosures of cash flow information:
Cash paid-interest	$32,942	$25,230
Cash paid-income taxes, net of refunds	21,889	9,591

Non-cash investing and financing activities:
Accrued and unpaid purchases of property, plant, and equipment	$2,194	$927
Equipment financed under finance leases	631	344
Refinancing of long-term debt	605,397	—

Reconciliations
Consolidated Reconciliations
Net Income and Net Income Margin to Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income and net income margin to adjusted EBITDA and adjusted EBITDA margin:

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Net income	$45,617	$44,799	$68,976	$59,132
Depreciation	5,913	5,254	11,862	11,517
Amortization	8,247	8,631	16,428	17,166
Interest expense, net	16,981	13,650	28,488	27,301
Income taxes	13,644	14,640	20,399	18,988
Loss on debt extinguishment	1,836	—	2,037	—
EBITDA	92,238	86,974	148,190	134,104
Stock-based compensation (a)	—	11	—	57
Currency exchange items (b)	(505)	778	(581)	772
Acquisition and restructuring related expense, net (c)	748	1,565	1,253	3,491
Other (d)	234	(1,092)	234	(1,086)
Total Adjustments	477	1,262	906	3,234
Adjusted EBITDA	$92,715	$88,236	$149,096	$137,338

Net income margin	14.3%	15.0%	12.0%	11.2%
Adjusted EBITDA margin	29.1%	29.5%	26.0%	26.0%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s IPO.

(b)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the three months ended June 27, 2026 were primarily driven by $0.8 million of costs related to a restructuring action in E&RW.

Adjustments in the three months ended June 28, 2025 were primarily driven by $1.5 million of transaction and integration costs associated with the acquisition of ChlorKing and $0.2 million of termination benefits related to a reduction-in-force within E&RW, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, NC from Berkeley Heights, NJ.

Adjustments in the six months ended June 27, 2026 were primarily driven by $0.8 million of costs related to a restructuring action in E&RW and $0.5 million of termination benefits associated with the restructuring of several teams.

Adjustments in the six months ended June 28, 2025 were primarily driven by $3.3 million of transaction and integration costs associated with the acquisition of the ChlorKing business, $0.2 million of separation costs for the consolidation of operations in North America and $0.2 million of termination benefits related to a reduction-in-force within E&RW, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, NC from Berkeley Heights, NJ.
(d)	Adjustments in the three and six months ended June 27, 2026 primarily included $0.2 million of non-recurring transition costs related to the restructuring in E&RW.

Adjustments in the three and six months ended June 28, 2025 primarily included $1.1 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.

Following is a reconciliation from net income and net income margin to adjusted EBITDA and adjusted EBITDA margin for the last 12 months:

(Dollars in thousands)	Last Twelve Months(e)	Fiscal Year
	June 27, 2026	December 31, 2025
Net income	$161,414	$151,570
Depreciation	23,180	22,835
Amortization	33,713	34,451
Interest expense, net	51,469	50,282
Income taxes	34,478	33,067
Loss on debt extinguishment	2,037	—
EBITDA	306,291	292,205
Stock-based compensation (a)	—	57
Currency exchange items (b)	(1,274)	79
Acquisition and restructuring related expense, net (c)	1,648	3,886
Other (d)	4,372	3,052
Total Adjustments	4,746	7,074
Adjusted EBITDA	$311,037	$299,279

Net income margin	13.8%	13.5%
Adjusted EBITDA margin	26.6%	26.7%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(b)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the last 12 months ended June 27, 2026 were primarily driven by $1.1 million of costs related to restructuring actions in E&RW and $0.5 million of termination benefits associated with the restructuring of several teams.

Adjustments in the year ended December 31, 2025 were primarily driven by $3.1 million of compensation expenses for the retention of key employees acquired in the ChlorKing acquisition. Pursuant to the ChlorKing acquisition agreement, the full amount held in escrow was released to the specified key employees if such employees were employed by Hayward on the one-year anniversary of the acquisition. These payments were contingent on continued employment and were not dependent on the achievement of any metric or performance measure. The retention costs were recognized over the 12-month period from the date of acquisition. Other adjustments for the year ended December 31, 2025 included $0.4 million of costs related to restructuring actions in E&RW, $0.3 million of separation costs for the consolidation of operations in North America and $0.2 million of other acquisition and integration costs, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, North Carolina from Berkeley Heights, New Jersey.

(d)
Adjustments in the last 12 months ended June 27, 2026 were primarily driven by $4.3 million for the settlement of the securities class action litigation. Expenses beyond the $4.3 million related to this case are subject to insurance recoveries pursuant to the Company’s retention amount with its insurance carriers. Other adjustments included $0.2 million of non-recurring transition costs related to the restructuring in E&RW, offset by $0.2 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.

Adjustments in the year ended December 31, 2025 were primarily driven by $4.3 million for the settlement of the securities class action litigation as discussed above, partially offset by $1.3 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.

(e)
Items for the last 12 months ended June 27, 2026 were calculated by adding the items for the six months ended June 27, 2026 plus fiscal year ended December 31, 2025 and subtracting the items for the six months ended June 28, 2025.

Net Income, Net Income Margin and Diluted EPS to Adjusted Net Income, Adjusted Net Income Margin and Adjusted EPS Reconciliations (Non-GAAP)
Following is a reconciliation of net income and net income margin to adjusted net income and adjusted net income margin, and a reconciliation of earnings per share to adjusted earnings per share:

(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Net income	$45,617	$44,799	$68,976	$59,132
Tax adjustments (a)	18	(9)	(258)	(192)
Other adjustments and amortization:
Stock-based compensation (b)	—	11	—	57
Currency exchange items (c)	(505)	778	(581)	772
Acquisition and restructuring related expense, net (d)	748	1,565	1,253	3,491
Other (e)	234	(1,092)	234	(1,086)
Total other adjustments	477	1,262	906	3,234
Loss on debt extinguishment	1,836	—	2,037	—
Amortization	8,247	8,631	16,428	17,166
Debt refinancing fees (f)	5,186	—	5,186	—
Tax effect (g)	(3,621)	(2,438)	(5,676)	(5,008)
Adjusted net income	$57,760	$52,245	$87,599	$74,332

Net income margin	14.3%	15.0%	12.0%	11.2%
Adjusted net income margin	18.1%	17.4%	15.3%	14.1%

Weighted average number of common shares outstanding, basic	216,352,470	216,382,177	216,844,828	216,175,618
Weighted average number of common shares outstanding, diluted	220,806,675	221,834,188	221,606,626	221,856,056

Basic EPS	$0.21	$0.21	$0.32	$0.27
Diluted EPS	$0.21	$0.20	$0.31	$0.27

Adjusted basic EPS	$0.27	$0.24	$0.40	$0.34
Adjusted diluted EPS	$0.26	$0.24	$0.40	$0.34

(a)	Tax adjustments for the three and six months ended June 27, 2026 reflected a normalized tax rate of 23.0% and 23.1%, respectively, compared to the Company’s effective tax rate of 23.0% and 22.8%, respectively. The Company’s effective tax rate for the three and six months ended June 27, 2026 approximated the normalized tax rate as the net impact of discrete tax items was not significant. Tax adjustments for the three and six months ended June 28, 2025 reflect a normalized tax rate of 24.6% and 24.6% compared to the Company's effective tax rate of 24.6% and 24.3%, respectively. The Company’s effective tax rate for the three and six months ended June 28, 2025 primarily included the tax benefits resulting from stock-based compensation.
(b)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(c)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)	Adjustments in the three months ended June 27, 2026 were primarily driven by $0.8 million of costs related to a restructuring action in E&RW.

Adjustments in the three months ended June 28, 2025 were primarily driven by $1.5 million of transaction and integration costs associated with the acquisition of ChlorKing and $0.2 million of termination benefits related to a reduction-in-force within E&RW, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, NC from Berkeley Heights, NJ.
Adjustments in the six months ended June 27, 2026 were primarily driven by $0.8 million of costs related to a restructuring action in E&RW and $0.5 million of termination benefits associated with the restructuring of several teams.

Adjustments in the six months ended June 28, 2025 were primarily driven by $3.3 million of transaction and integration costs associated with the acquisition of the ChlorKing business, $0.2 million of separation costs for the consolidation of operations in North America and $0.2 million of termination benefits related to a reduction-in-force within E&RW, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, NC from Berkeley Heights, NJ.
(e)	Adjustments in the three and six months ended June 27, 2026 primarily included $0.2 million of non-recurring transition costs related to the restructuring in E&RW.

Adjustments in the three and six months ended June 28, 2025 primarily included $1.1 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.
(f)	Represents non-recurring professional fees expensed as part of our credit facility refinance for the portion of debt that was accounted for as a modification.
(g)	The tax effect represented the immediately preceding adjustments at the normalized tax rates as discussed in footnote (a) above.

Reconciliation of Net Debt to Net Leverage (Non-GAAP)
Following is a reconciliation of Net Leverage, defined as total debt less cash and cash equivalents and short-term investments divided by the sum of the last twelve months adjusted EBITDA:

(Dollars in thousands)	June 27, 2026	December 31, 2025
Term Facility, due June 23, 2033	$960,000	$955,000
Other bank debt	1,317	4,826
Finance lease obligations	3,904	3,639
Total Debt	$965,221	$963,465

Cash and cash equivalents	304,117	329,648
Short-term investments	179,263	69,462
Net Debt	$481,841	$564,355

Adjusted EBITDA	311,037	299,279
Net Leverage	1.5	1.9

Segment Reconciliations
Following is a reconciliation from segment income and segment income margin to adjusted segment income and adjusted segment income margin for the NAM and E&RW segments:

(Dollars in thousands)	Three Months Ended		Three Months Ended
	June 27, 2026		June 28, 2025
	NAM	E&RW	NAM	E&RW
Segment income	$90,214	$6,640	$83,374	$7,589
Depreciation	4,994	491	4,448	439
Amortization	1,885	—	1,761	—
Other (a)	—	234	(513)	—
Total adjustments	6,879	725	5,696	439
Adjusted segment income	$97,093	$7,365	$89,070	$8,028

Segment income margin	32.5%	16.3%	32.7%	17.1%
Adjusted segment income margin	35.0%	18.1%	34.9%	18.1%

(a)	Adjustments in the three months ended June 27, 2026 for E&RW primarily included $0.2 million for non-recurring transition costs related to the restructuring in E&RW.

Adjustments in the three months ended June 28, 2025 for NAM primarily included $0.5 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.

(Dollars in thousands)	Six Months Ended		Six Months Ended
	June 27, 2026		June 28, 2025
	NAM	E&RW	NAM	E&RW
Segment income	$140,720	$14,923	$126,828	$14,127
Depreciation	10,007	999	9,948	853
Amortization	3,701	—	3,461	—
Other (a)	—	234	(510)	—
Total adjustments	13,708	1,233	12,899	853
Adjusted segment income	$154,428	$16,156	$139,727	$14,980

Segment income margin	28.9%	17.3%	28.7%	16.4%
Adjusted segment income margin	31.7%	18.8%	31.6%	17.4%

(a)
Adjustments in the six months ended June 27, 2026 for E&RW primarily included $0.2 million of non-recurring transition costs related to the restructuring in E&RW.

Adjustments in the six months ended June 28, 2025 for NAM primarily included $0.5 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.

CONTACTS
Investor Relations:
Kevin Maczka
investor.relations@hayward.com
Media Relations:
Misty Zelent
mzelent@hayward.com
Source: Hayward Holdings, Inc.